Exhibit 16


July 19, 2000

Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street
Washington, D.C. 20549


Dear Sirs:

         We have read the comments attached as an exhibit concerning the disclosure of the change of accountants in IKON Ventures, Inc.'s filing of its Form 10-KSB and are in agreement with the statements contained therein.

Yours faithfully,

/s/ KPMG

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